UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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[ ]	Definitive Additional Materials
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SPAN-AMERICA MEDICAL SYSTEMS, INC.

Name of the Registrant as Specified In Its Charter

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SPAN-AMERICA MEDICAL SYSTEMS, INC.

Post Office Box 5231

Greenville, South Carolina 29606-5231

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 25, 2016

TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Span-America Medical Systems, Inc. (the “Company”) will be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on February 25, 2016, at 9:00 a.m. EST, for the following purposes:

1)	to elect one director to serve until the 2018 Annual Meeting and three directors to serve until the 2019 Annual Meeting;
2)	to approve the selection of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2016; and
3)	to transact any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has selected the close of business on January 11, 2016 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. The approximate mailing date of these Proxy Materials to our shareholders is January 25, 2016. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected the full set delivery option to deliver our proxy materials to our shareholders. Nonetheless, this Notice of Annual Meeting of Shareholders and our proxy statement, proxy card and annual report are available at http://www.irinfo.com/span/html/annrep.htm.

YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER WHO IS PRESENT IN PERSON AT THE ANNUAL MEETING AND REQUESTS SUCH RETURN.

By Order of the Board of Directors,

/s/ Richard C. Coggins

Richard C. Coggins
Secretary

January 21, 2016

Greenville, South Carolina

Please Return the Enclosed Proxy Immediately

Span-America Medical Systems, Inc.

Proxy Statement

Annual Meeting of Shareholders

February 25, 2016

Notice of Annual Meeting of Shareholders	Cover

Proposals to be Voted Upon	2
Item 1 – Election of Directors	2
Item 2 – Approval of the Selection of the Company’s Independent Registered Public Accounting Firm	6

Corporate Governance	7
Director Independence	7
Meetings and Committees of the Board of Directors	7
Board Leadership Structure and Role in Risk Oversight	8
Director Nominating Process	9
Director Compensation	11
Compensation Committee Interlocks and Insider Participation	11
Communications Between Shareholders and Board of Directors	12
Attendance at the Annual Meeting of Shareholders	12
Code of Business Conduct and Ethics	12
Website Access to Corporate Governance Documents	12
Audit Committee Report	12

Executive Officers	13

Compensation of Executive Officers	14
Compensation Discussion and Analysis	14
Compensation Committee Report	23
Summary Compensation Table for Fiscal Year 2015	24
Grants of Plan-Based Awards	26
Outstanding Equity Awards at October 3, 2015	27
Option Exercises in Fiscal Year 2015	28
Potential Payments Upon Termination or Change in Control	28

Equity Compensation Plans	30

Security Ownership of Certain Beneficial Owners and Management	30

Section 16(a) Beneficial Ownership Reporting Compliance	32

Certain Relationships and Related Transactions	32

Additional Information	34

SPAN-AMERICA MEDICAL SYSTEMS, INC.

Post Office Box 5231

Greenville, South Carolina 29606-5231

(864) 288-8877

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

February 25, 2016

Solicitation of Proxies

This Notice of Annual Meeting, Proxy Statement and Proxy (these “Proxy Materials”) are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Span-America Medical Systems, Inc. (the “Company” or “Span-America”), to be voted at the annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. EST on February 25, 2016, at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina 29615. The approximate mailing date of these Proxy Materials is January 25, 2016.

Voting at the Annual Meeting

Shareholders of record at the close of business on January 11, 2016 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on such record date, there were outstanding 2,725,468 shares of the Company’s no par value common stock (the “Common Stock”). The Common Stock is the only class of voting securities of the Company. Holders of shares of Common Stock are entitled to one vote for each share held on the Record Date on all matters presented for action by the shareholders. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date is necessary to constitute a quorum at the Annual Meeting. All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon. If no contrary instructions are indicated, all shares represented by a proxy will be voted (i) FOR the election to the Board of the nominees described herein, (ii) FOR approval of the selection of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2016 and (iii) in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shares will be tabulated by inspectors of election appointed by the Company, with the aid of the Company’s transfer agent. The inspectors will not be directors or nominees for director. The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election and voting with fairness to all shareholders. A quorum will be present if holders of a majority of the shares of Common Stock outstanding on the Record Date are present in person or represented by proxy at the Annual Meeting. Directors are elected by a plurality of votes cast. The selection of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2016 will be approved if a quorum is present and the number of votes cast in favor of approval exceeds the number of votes cast against approval. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting, and thus are counted for purposes of determining whether a quorum is present at the meeting. However, abstentions and broker non-votes will have no effect on the election of directors or the approval of the appointment of Elliott Davis Decosimo, LLC.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606-5231, Attention: Secretary.

PROPOSALS TO BE VOTED UPON

ITEM 1 – ELECTION OF DIRECTORS

The number of the Company’s directors is currently set at nine persons in accordance with the Company’s Articles of Incorporation. As provided in the Company’s Articles of Incorporation, the Board is divided into three classes of directors, with each class being comprised of three persons who serve separate three-year terms. As provided in the Company’s bylaws, Guy Guarch reached the mandatory retirement age for directors of 75 during 2015 and will not be eligible to continue to serve as a director after the Annual Meeting. The Board has nominated Richard C. Coggins to serve as director for the remainder of Mr. Guarch’s current term, which will expire at the earlier of the 2018 annual meeting of shareholders or when his successor is duly elected. In addition, the Board has nominated Robert H. Dick, James D. Ferguson and Terry Allison Rappuhn to serve as directors for terms that will expire at the earlier of the 2019 annual meeting of shareholders or when their successors are duly elected.

Unless authority to vote with respect to the election of one or more nominees is “WITHHELD,” it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the nominees set forth below. All nominees are United States citizens. In the event that any of the nominees for director should become unavailable to serve as a director, which is not anticipated, the proxy holders named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the directors, nominees and executive officers of the Company.

Directors will be elected by a plurality of votes cast at the Annual Meeting. The Company’s Articles of Incorporation provide that cumulative voting is not available in the election of directors.

Information Regarding Nominees for Director and Current Directors

The following table sets forth the names and ages of the four nominees for director and the directors who are continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a director of the Company. The Board recommends a vote FOR election of the nominee for director with the term expiring in 2018 listed below and a vote FOR election of the nominees for director with the terms expiring in 2019 listed below.

Name	Age	Position or Office with the Company	Director Since

Nominee for Director with Term Expiring in 2018

Richard C. Coggins	58	Chief Financial Officer, VP of Finance, Secretary and Nominee for Director	1993 (1)

Nominees for Director with Terms Expiring in 2019

Robert H. Dick *	72	Director	1999
James D. Ferguson	59	Director, President and Chief Executive Officer	1998
Terry Allison Rappuhn *	59	Nominee for Director	-

Continuing Directors with Terms Expiring in 2017

Thomas F. Grady, Jr. *	73	Director	1975
Dan R. Lee *	68	Director	2008
Thomas J. Sullivan *	52	Director	2015

Continuing Directors with Terms Expiring in 2018

Thomas D. Henrion *	73	Director & Chairman of the Board	1996
Linda D. Norman *	68	Director	2006

(1)	Mr. Coggins previously served as director of the Company from 1993 until 2015.

*

Directors whom the Board has determined are “independent directors” within the meaning of the NASDAQ Listing Rules and Regulation S-K Item 407(a). A majority of the directors are “independent directors.”

Business Experience of Nominees and Directors

Mr. Coggins joined the Company as Controller in 1986. He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary and Chief Financial Officer in January 1990. He currently serves as the Company’s Chief Financial Officer, Vice President – Finance and Secretary. Mr. Coggins was previously employed by NCNB National Bank in Charlotte, North Carolina from 1984 to 1986, where he served as Commercial Banking Officer and Metropolitan Area Director. He holds an MBA degree with a concentration in finance from the University of South Carolina and a B.S. degree in Industrial Management from Clemson University. Mr. Coggins was chosen as a nominee for director because of his knowledge in the fields of finance and accounting and because of his 29 years of experience managing the financial functions of the Company.

Mr. Dick has served as President of R.H. Dick & Company, a management consulting firm, since 1998. He also served on the board of Synergetics USA, Inc. (NASDAQ:SURG) from 1997 until his retirement from the board in December 2014. While on the Synergetics board, he served as chairman and as a member of the audit and compensation committees.  Synergetics designs, manufactures and markets instruments and equipment for ophthalmic and neuro surgery.  Synergetics was acquired by Valeant Pharmaceuticals International, Inc. (NYSE:VRX) in 2015. From 1996 to 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middlebury, Virginia.  From 1994 to 1996, Mr. Dick served as interim President, CEO, and CFO for two of Boles’ clients.  From 1982 until 1994, Mr. Dick served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment, and other surgical products.  Mr. Dick’s positions with Codman included Director, Vice President - New Business Development, Vice President - U. S. Sales and Marketing, and Vice President - International.  From 1978 to 1982, Mr. Dick was President and CEO of Applied Fiberoptics, Inc., which designed, manufactured and marketed fiber optic products for medical and defense applications, and stereo surgical microscopes for microsurgery.  Applied Fiberoptics, Inc. was acquired by Johnson and Johnson in 1982. From 1969 to 1978, Mr. Dick held various sales, marketing and general management positions with the USCI division of C. R. Bard, Inc., a leading multinational developer, manufacturer and marketer of medical technologies in the fields of vascular, urology, oncology and surgical specialty products. Mr. Dick currently serves on the Company’s Nominating Committee, and he is chairman of the Audit Committee. Mr. Dick was chosen as a nominee for director because of his extensive executive management experience in the medical device industry, his investment banking experience and his knowledge of and experience in the fields of finance and accounting.

Mr. Ferguson joined the Company as Materials Manager in 1990. He was promoted to Plant Manager of the Company’s contract packaging business in 1992, Director of Contract Packaging in 1994, and Vice President of Operations in 1995. Mr. Ferguson was named President and Chief Executive Officer of the Company in 1996 and continues to serve in those roles. From 1981 to 1990, Mr. Ferguson worked for C.B. Fleet in Lynchburg, Virginia, where he served in various manufacturing management positions, ending as Director of Manufacturing. C.B. Fleet is a manufacturer and marketer of various products for feminine care, gastro care, skin care, oral rehydration and oral care. Mr. Ferguson was chosen as a nominee for director because of his significant knowledge of and experience in the fields of manufacturing and operations and because of his 25 years of management experience with the Company.

Ms. Rappuhn has an understanding of the strategic, operational and financial issues that public companies face. Over the course of her career, she has focused on companies that are expanding rapidly, and are building infrastructure, processes and teams. She speaks on the future of healthcare, including the impact of payment changes and consumerism. Ms. Rappuhn serves as consultant for the Patient Friendly Billing® Project, a national initiative led by the Healthcare Financial Management Association. Since April 2015, she has served on the board of directors and audit and quality committees of Akorn, Inc. (NASDAQ:AKRX), a specialty pharmaceutical company. From 2006 to 2010, she served as a member of the board of directors and chairwoman of the audit committee of AGA Medical Holdings, Inc., a medical device company. Ms. Rappuhn served from 2003 until 2007 as director and chairwoman of the audit committee for Genesis HealthCare Corporation, an operator of skilled nursing and assisted living centers. She also served on the compensation and compliance committees. From 1999 to 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc., an owner and operator of acute care hospitals. She has 15 years of experience with Ernst & Young, LLP and is a Certified Public Accountant. Ms. Rappuhn was chosen as a nominee for director because of her extensive executive management and consulting experience in various segments of the medical industry as well as her expertise and experience in the fields of finance and accounting.

Mr. Grady joined Federal Paper Board Company, Inc. (“Federal”) in 1971, serving in various sales and marketing management positions. He served as Vice President of Sales for Federal from 1990 to 1996, when Federal was acquired by International Paper Company. Prior to the acquisition, Federal was a manufacturer and supplier of paper, packaging and wood products, which is the current business of International Paper. Following the acquisition, Mr. Grady served as Vice President of Sales with International Paper from 1996 until September 2000, when he retired. Mr. Grady currently serves on the Company’s Audit and Compensation Committees. The Nominating Committee and the Board believe that Mr. Grady should continue to serve as a director because of his extensive knowledge of the Company gained through 40 years of experience as a Company director and because of his significant experience in the fields of sales, marketing and corporate management.

Mr. Lee is a Member and Managing General Partner of DAS Medical, LLC (“DAS”), which he co-founded in 2010.  DAS is a contract manufacturer of disposable medical devices.  Prior to joining DAS, Mr. Lee served as President of Microtek Medical, Inc. (“Microtek”) and Senior Vice President of Ecolab, Inc. (NYSE:ECL).  He retired from those positions on December 31, 2009. Microtek is a wholly owned subsidiary of Ecolab and specializes in the design, manufacture and marketing of infection and fluid control products. Microtek was acquired by Ecolab in November 2007. Before the acquisition, Mr. Lee had served as President and Chief Executive Officer of Microtek beginning in December 2000 and Chairman of the Board beginning in May 2002. Microtek was named “Isolyser Company, Inc.” until 2002. From 1986 to 2000, Mr. Lee held various positions with Microtek or its subsidiaries and predecessors, including President, Chief Financial Officer, Chief Operating Officer and Director. Prior to his corporate positions, Mr. Lee was a partner for eight years with the CPA firm of Gallant, King & Lee, and he worked as an auditor for KPMG for five years after graduating with a Bachelor of Science degree in Accounting from Mississippi State University. Mr. Lee became a Certified Public Accountant in 1975. Until January 6, 2010, Mr. Lee was also a director of Cadence Financial Corporation (NASDAQ:CADE), a financial services corporation, and he served on the audit and compensation committees of that company’s board of directors. Mr. Lee currently serves on the Company’s Audit and Compensation Committees. The Nominating Committee and the Board believe that Mr. Lee should continue to serve as a director because of his extensive business and management experience in the medical industry and because of his knowledge and experience in the fields of accounting and finance.

Mr. Sullivan serves as President, Chief Executive Officer and Director of Symmetry Surgical Inc. (NASDAQ:SSRG), a global surgical instruments company.  Mr. Sullivan was President, Chief Executive Officer and Director of Symmetry Medical Inc. (a NYSE listed company) from January 2011 until its sale and the spin-off of Symmetry Surgical Inc. in December 2014.  He held numerous executive and functional leadership roles at Johnson & Johnson from 1990, when he joined as an intern, until 2011. From June 2007 through January 2011, Mr. Sullivan was the President of the Supply Chain & Business Process Division of Johnson & Johnson Health Care Systems Inc. From 2005 to 2007 Mr. Sullivan was the President of DePuy Orthopaedics, Inc. From 2002 to 2005, he served as President of Johnson & Johnson Medical Products Canada.  Prior to joining Johnson & Johnson, Mr. Sullivan served in management roles at Bell Atlantic/Verizon. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh.  Mr. Sullivan also serves on the Board of Trustees of Isles Inc., a community development and environmental organization based in Trenton, New Jersey.  Mr. Sullivan has been a certified Governance Fellow of the National Association of Corporate Directors since 2013.  Mr. Sullivan currently serves on the Company’s Nominating Committee. The Nominating Committee and the Board believe that Mr. Sullivan should continue to serve as a director because of his extensive business and executive management experience in the medical industry.

Mr. Henrion is President and owner of Silver Thread Farm, LLC, a thoroughbred breeding farm in La Grange, Kentucky. From 1980 to 1999, Mr. Henrion was President, Chief Executive Officer, and Director of FoodService Purchasing Cooperative, Inc. (“FSPC”) in Louisville, Kentucky. FSPC provided equipment, food, packaging items, and financial services to quick-service restaurant operators including KFC, Taco Bell, Dairy Queen, and Pizza Hut. In March 1999, FSPC merged with the purchasing organization of Tricon Global Restaurants, Inc. (now Yum! Brands, Inc.) to form Unified Foodservice Purchasing Co-op (“UFPC”). Mr. Henrion also serves as a director for Brinly-Hardy Company, Inc., a manufacturer and marketer of various lawn care, gardening and landscaping products. Mr. Henrion currently serves on the Company’s Nominating Committee and is chairman of the Compensation Committee and chairman of the Board. The Nominating Committee and the Board believe that Mr. Henrion should continue to serve as a director because of his extensive executive management experience in several industries and because of his experience in the fields of corporate finance and investments.

Dr. Norman has been in the field of nursing and nursing education since beginning her career in 1969. In July 2013 she was named Dean of Vanderbilt University School of Nursing in Nashville, Tennessee, where she has been employed since 1991. Dr. Norman previously held the position of Senior Associate Dean for Academics at the Vanderbilt University School of Nursing. She has been involved nationally in the areas of care of the elderly and quality improvement and patient safety in health care. Dr. Norman is the co-author of over 30 articles in professional publications, including the Journal of Nursing Administration, Nursing Economic$, Joint Commission Journal of Quality and Patient Safety and the Journal of Professional Nursing. She is also the author or co-author of chapters or books on various nursing and patient care topics in nine books published from 1990 through 2012. Dr. Norman currently serves as chairwoman of the Nominating Committee. The Nominating Committee and the Board believe that Dr. Norman should continue to serve as a director because of her significant clinical experience and because of her knowledge of and experience in the fields of nursing and health care.

ITEM 2 – APPROVAL OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Elliott Davis Decosimo, LLC as the independent registered public accounting firm for the Company for its 2016 fiscal year. The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, shareholder approval is not required to appoint Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2016. Our Board believes, however, that submitting the appointment to the shareholders for approval is a matter of good corporate governance. Elliott Davis Decosimo, LLC audited the Company’s financial statements for fiscal year 2015 and has been the Company’s independent registered public accounting firm and tax advisor since 2000.

Representatives of Elliott Davis Decosimo, LLC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. Neither the firm nor any of its members has any relation with the Company except in the firm’s capacity as auditors and tax advisors.

Audit Fees

The table below and the accompanying footnotes set forth the fees paid by the Company to its independent registered public accounting firm, Elliott Davis Decosimo, LLC, for the periods and in the categories indicated.

Description	Fiscal 2015		Fiscal 2014

Audit fees	$102,845		$99,425
Audit-related fees	9,900	(1)	9,850	(1)
Tax fees	20,250	(2)	19,745	(2)
All other fees	1,565	(3)	1,550	(3)
Total fees for all services	$134,560		$130,570

(1)	Audit-related fees consist of fees paid for the audit of the Company’s 401(k) plan.
(2)	Tax fees consist of fees paid for preparation of the Company’s federal and state income tax returns and tax research in fiscal 2015 and fiscal 2014.
(3)	All other fees consist of tax return preparation fees for a Named Executive Officer in fiscal 2015 and fiscal 2014.

The Audit Committee charter permits the committee to establish pre-approval policies and procedures to delegate authority to engage the independent auditors within certain parameters prescribed by the committee; however, the committee has not chosen to adopt any such policies and procedures and instead has itself approved all services of Elliott Davis Decosimo, LLC prior to the beginning of each engagement. The Audit Committee did not approve any services pursuant to the de minimis exception set forth in 17 CFR 210.2-01(c)(7)(i)(C) during either of the last two fiscal years.

In the event that our shareholders fail to ratify the selection of Elliott Davis Decosimo, LLC, our Audit Committee will reconsider the selection (but is not required to select a different independent registered public accounting firm). Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the Company’s best interests and the best interests of our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for the 2016 fiscal year.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

A Director is independent when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a director. Our Board makes this determination in accordance with the standards set forth in the NASDAQ Listing Rules and applicable SEC rules. The Board has affirmatively determined that the following Directors and Nominees are independent within the meaning of applicable SEC rules and NASDAQ Listing Rules.

Robert H. Dick	Terry Allison Rappuhn
Thomas F. Grady, Jr.	Linda D. Norman
Thomas D. Henrion	Thomas J. Sullivan
Dan R. Lee

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the 2015 fiscal year, the Board held nine meetings, and each director attended at least 89% of these meetings. The Board has standing Audit, Compensation and Nominating Committees. The charters for these committees are posted on the Company’s website at www.spanamerica.com (select “About Us” then “Investor Relations” and then the desired committee charter). Each director attended 100% of the total meetings of the committees of the Board on which such directors served during the 2015 fiscal year.

Audit Committee. The Audit Committee was comprised in fiscal year 2015 of Messrs. Dick (committee chairman), Grady and Lee. All members of the Audit Committee are independent within the meaning of the NASDAQ Listing Rules and Rule 10A-3(b) under the Securities Exchange Act of 1934. The Board has determined that Messrs. Dick and Lee are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during fiscal 2015. The Audit Committee oversees the Company’s accounting and financial reporting processes, oversees the audits of the Company’s financial statements, reviews the financial reports and other financial information provided by the Company to any governmental body or the public and reviews the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics. Its primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company’s financial reporting process, audits of the Company’s financial statements, and the Company’s internal control system; (ii) appoint from time to time, evaluate, and, when appropriate, replace the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; (iii) determine the compensation of such “outside auditors” and the other terms of their engagement; and (iv) oversee the work of the outside auditors. The Company’s outside auditors report directly to the Audit Committee. The Audit Committee is also charged with establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee is comprised of Messrs. Henrion (committee chairman) Grady, and Lee, all of whom are independent within the meaning of the NASDAQ Listing Rules. Robert Johnson was a member of the Compensation Committee during fiscal 2015 until his resignation from the Board on September 28, 2015, after which he was replaced by Mr. Lee. The Compensation Committee met two times during the 2015 fiscal year. The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities relating to officer and director compensation. Its primary duties and responsibilities are to: (i) oversee the development and implementation of the compensation policies, strategies, plans and programs for the Company’s executive officers and outside directors; (ii) review and determine the compensation of the executive officers of the Company; and (iii) oversee the selection and performance of the Company’s executive officers and succession planning for key members of the Company’s management. Additional information on the Company’s processes and procedures for considering and determining executive and director compensation is set forth below under “Director Compensation” and “Executive Officers – Compensation of Executive Officers - Compensation Discussion and Analysis.” The Compensation Committee’s report is included below under “Compensation of Executive Officers.”

Nominating Committee. The Nominating Committee is comprised of Dr. Norman (committee chairwoman) and Messrs. Dick, Henrion, Sullivan and Guarch, all of whom are independent within the meaning of the NASDAQ Listing Rules. Mr. Guarch will be retiring from the Board and therefore also from the committee as of the Annual Meeting date. The Nominating Committee met two times during the 2015 fiscal year. The primary function of the Nominating Committee is to assist the Board in fulfilling its responsibilities with respect to Board and committee membership and shareholder proposals. Its primary duties and responsibilities are to: (i) establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board; and (ii) make recommendations regarding proposals and nominees for director submitted by shareholders of the Company.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Since 1994, the Board and the Company have divided their leadership structure into two separate positions: chairman of the Board and chief executive officer. The Board’s policy since that time has required that the chairman of the Board be an independent, non-employee director elected by the Board each year to serve a one-year term as chairman. The chief executive officer is a full-time officer and employee of the Company, who is appointed by the Board and traditionally has also served as the Company’s president and principal executive officer. The Board believes corporate governance is strengthened by a structure that allows for independent board oversight of the performance of the chief executive officer, and the Board believes such oversight is strongest if the Board is led by an independent chairman rather than by the chief executive officer himself.

The Board is actively involved in oversight of the Company’s risk through a system of monthly reports, more frequent communications with management as deemed necessary by the Board, regular Board and committee meetings and review and approval of the Company’s operating and strategic plans. Any material departure from the Company’s operating or strategic plans must be separately approved by the Board. In addition, any material investment or change in business practice that could increase the Company’s normal risk profile must be separately approved by the Board.

DIRECTOR NOMINATING PROCESS

The Nominating Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a Company nominee for election to the Board must send a written notice by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com that sets forth (i) the name of each person whom the shareholder recommends be considered as a nominee; (ii) a business address and telephone number for each such person (an e-mail address may also be included); and (iii) biographical information regarding such person, including the person’s employment and other relevant experience. Shareholder recommendations will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting (no later than September 23, 2016 with respect to recommendations for nominees to be considered at the 2017 Annual Meeting of Shareholders). Shareholders may also make their own nominations directly (as opposed to recommending candidates for the Company to nominate) as described below under the heading “Shareholder Proposals.”

A nominee recommended for a position on the Board must meet the following minimum qualifications:

●

he or she must be over 21 years of age and under 75 years of age at the time of election (upon attaining the age of 75, a director becomes ineligible to continue to serve on the Board after the next Annual Meeting of the Company);

●	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

●	he or she must be able to read and understand basic financial statements;

●	he or she must possess integrity and have high moral character;

●	he or she must be willing to apply sound, independent professional judgment; and

●	he or she must have sufficient time to devote to the Company.

The Nominating Committee identifies potential new nominees for director (nominees other than current directors whose terms of office are expiring and who are standing for re-election) through business and other contacts. The Nominating Committee may in the future choose to retain a professional search firm to identify potential nominees for director. In addition, the Nominating Committee will consider potential nominees who are recommended by shareholders.

The Company’s Nominating Committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

●	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

●

whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

●	whether the potential nominee is highly accomplished in his or her field;

●

in light of the relationship of the Company’s business to the medical science field, whether the potential nominee has received any awards or honors in the fields of medicine or the biological sciences and whether he or she is recognized as a leader in medicine or the biological sciences;

●

whether the addition of the potential nominee to the Board would assist the Board in achieving a mix of Board members that represents a diversity of background and experience, including diversity with respect to age, gender, national origin, race, and competencies;

●	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

●

whether the potential nominee is independent, as defined by NASDAQ Listing Rules, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its shareholders, and whether he or she is willing and able to represent the interests of all shareholders of the Company;

●	whether the potential nominee is financially sophisticated, as defined by NASDAQ Listing Rules, or qualifies as an audit committee financial expert, as defined by SEC rules and regulations; and

●	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of the Company’s business.

In addition, with respect to an incumbent director whom the Nominating Committee is considering as a potential nominee for re-election, the Company’s Nominating Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the Nominating Committee evaluates a potential nominee does not differ based on whether the potential nominee is recommended by a shareholder or the Company.

The Nominating Committee does not have a formal written policy regarding the consideration of diversity in identifying nominees for director. However, the committee seeks to follow the guidelines described above in selecting candidates for director. The Board and Nominating Committee believe that it is beneficial to the Company and its shareholders to have a diverse mix of Board members with regard to background, experience, age, gender, national origin, race and competencies. In evaluating candidates with otherwise similar qualifications as described above, the Nominating Committee and Board would prefer a candidate who increases such diversity on the Board. We believe our current practices have been successful at increasing Board diversity, and we will continue to make diversity an important consideration when evaluating candidates for director.

Messrs. Dick and Ferguson, nominees for director at the 2016 Annual Meeting, are current directors standing for re-election. Mr. Coggins is standing for election, having served as a director of the Company from 1993 to 2015. Ms. Rappuhn is standing for election for the first time. She was recommended to the Nominating Committee as a potential nominee by a non-management member of the Board who is also a member of the Nominating Committee.

The Company did not pay any fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for director at the 2016 Annual Meeting. The Company did not receive, by September 18, 2015 (the 120th calendar day before the first anniversary of the date of the proxy statement for the Company’s 2015 annual meeting of shareholders), any recommended nominee from a shareholder who beneficially owns more than 5% of the Company’s stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of the Company’s stock.

DIRECTOR COMPENSATION

The table below sets forth the compensation paid to the Company’s non-employee directors in fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Robert H. Dick	$13,725	$27,765	$41,490
Thomas F. Grady, Jr.	11,500	18,380	29,880
Guy R. Guarch	11,150	18,510	29,660
Thomas D. Henrion	12,300	37,020	49,320
Robert B. Johnston (3)	8,150	18,510	26,660
Dan R. Lee	10,650	18,510	29,160
Linda D. Norman	10,150	18,510	28,660
Thomas J. Sullivan	6,650	18,510	25,160

(1)

Contrary to the Company’s intention, stock awards for all directors except Mr. Grady were issued the day after the record date for the Company’s regular quarterly dividend of $0.15 per share. As a result, the Company paid those directors the amount of the dividend in cash.

(2)	Based on the per share market values of $18.38 on March 2, 2015 and $18.51 on March 3, 2015, when the stock compensation was issued.
(3)	Mr. Johnston resigned from the Board on September 28, 2015, so his compensation shown is through that date.

Each director of the Company who is not also an officer of the Company receives an annual fee of 1,000 shares of Common Stock plus a per-diem fee of $1,000 for each Board meeting and committee meeting attended. In addition, each non-officer director receives a fee of $500 for participating in Board or committee meetings held by telephone conference call. The Chairman of the Board receives an additional 1,000 shares of Common Stock per year (for a total of 2,000 shares) plus the same per-diem and conference call fees described above. The Chairman of the Audit Committee receives an additional 500 shares of Common Stock per year (for a total of 1,500 shares) plus the same per-diem and conference call fees described above. Stock compensation is issued to directors in accordance with the 2007 Equity Incentive Plan approved by the Company’s shareholders at the 2007 annual meeting. Directors who are also employees of the Company do not receive compensation for their service as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board is comprised of Thomas F. Grady, Jr., Thomas D. Henrion and Dan R. Lee. Robert B. Johnston was a member of the Compensation Committee until his resignation from the Board on September 28, 2015. The Company is not aware of any compensation committee interlocks or insider participation in the Compensation Committee.

COMMUNICATIONS BETWEEN SHAREHOLDERS AND BOARD OF DIRECTORS

The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com. Such communications will be reviewed by our Secretary, who will remove communications relating to solicitations, junk mail and the like. All other shareholder communications shall be promptly forwarded to the applicable member(s) of our Board or to the entire Board, as requested in the shareholder communication.

ATTENDANCE AT THE ANNUAL MEETING OF SHAREHOLDERS

It is the Company’s policy that all of the Company’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2015 annual meeting of shareholders and all of the other directors attended the 2015 annual meeting of shareholders. The Company expects all nominees and directors to attend the 2016 Annual Meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including but not limited to the Company’s principal executive officer, principal financial and accounting officer and controller. Any amendments or waivers to provisions applicable to our principal executive officer, principal financial and accounting officer or controller will be posted on the Company’s website.

WEBSITE ACCESS TO CORPORATE GOVERNANCE DOCUMENTS

The Company’s Code of Conduct and Audit, Compensation and Nominating Committee Charters are posted on the Company’s website at www.spanamerica.com (Select “About Us” then “Investor Relations”).

AUDIT COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filing unless the incorporation specifically lists the following Audit Committee Report.

The Audit Committee is comprised of three non-employee directors, all of whom are independent as defined in the NASDAQ Listing Rules and as required by SEC Rule 10A-3 promulgated under the Exchange Act. The Board has determined that Audit Committee chairman Robert H. Dick and Audit Committee member Dan R. Lee are audit committee financial experts with respect to the Company as defined by SEC regulations.

In carrying out its responsibilities, the Audit Committee has done the following:

●

Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2015 with the Company’s management and independent accountant.

●

Discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

●

Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2015 be included therein, for filing with the Securities and Exchange Commission.

All members of the 2015 Audit Committee concur in this report.

Robert H. Dick (Chairman)

Thomas F. Grady, Jr.

Dan R. Lee

EXECUTIVE OFFICERS

The following table sets forth all of the current executive officers of the Company and their respective ages, company positions and offices, and periods during which they have served as officers of the Company. There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.

Name	Age	Company Offices Currently Held	Company Officer Since

James D. Ferguson	59	President and Chief Executive Officer	1995
Robert E. Ackley	61	Vice President of Custom Products	1995
Richard C. Coggins	58	Vice President of Finance, Secretary and Chief Financial Officer	1987
William D. Darby	40	Vice President of Quality	2010
Erick C. Herlong	45	Vice President of Operations	2001
James R. O’Reagan	63	Vice President of R&D and Engineering	2001
Clyde A. Shew	58	Vice President of Medical Sales and Marketing	1996
Marie Sitter	65	Vice President of Human Resources	2004

The Company’s executive officers are appointed by the Board and serve at the direction of the Board.

Business Experience of Executive Officers

Mr. Ferguson’s business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Ackley joined the Company as Materials Manager in 1987. He was named Director of Consumer Sales in 1993, Vice President of Marketing in 1995, Vice President of Consumer Sales in 1996, Vice President of Operations in 1998, and Vice President of Custom Products in 2000. Prior to joining the Company, Mr. Ackley worked in various operations management roles for Almay Cosmetics in North Carolina and C.B. Fleet Company in Virginia.

Mr. Coggins’ business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Darby joined the Company as Production Manager in September 2002.  He was promoted to Plant Manager in February 2007, named Director of Quality in May 2010 and promoted to Vice President of Quality in September 2015.  From 1997 to 2002, Mr. Darby worked for Dunlop Sports Group in various Quality Management roles and lastly as Quality Manager – Supply Chain.  Mr. Darby is a certified Six Sigma Master Black Belt through the University of Texas and graduated with a B.S. degree in Business Administration from the University of South Carolina.

Mr. Herlong joined Span-America in 1995 as Packaging Engineer. He became Production Manager in 1998 and Plant Manager in 2000. He was named Director of Operations in May 2001 and Vice President of Operations in December 2008. Before joining Span-America, Mr. Herlong worked for Dixie-Narco, a division of Maytag Corporation, an appliance manufacturer, for two years in the positions of Technical Services Representative and Materials Management Specialist. Mr. Herlong graduated from Clemson University in 1993 with a B.S. degree in Packaging Science.

Mr. O’Reagan joined the Company in August 2001 as Vice President of R&D and Engineering. From 1982 until 2001, Mr. O’Reagan worked for C.B. Fleet Company in Virginia. While at Fleet, he served in various positions including Director of Engineering, Director of Operations, Director of Global Operations Planning and Engineering, and Director of Latin America and Global Manufacturing Planning. Mr. O’Reagan holds B.S. and M.S. degrees in Mechanical Engineering from the University of Virginia.

Mr. Shew joined the Company as Director of Corporate Accounts in May 1996. He was promoted to Vice President of Medical Sales in October 1996 and Vice President of Medical Sales and Marketing in February 1998. From 1984 to 1996, Mr. Shew worked in various sales and marketing roles for Professional Medical Products, Inc. in Greenwood, South Carolina. His final position there was Director of Corporate Accounts, where he was responsible for contracting with multi-facility health care organizations in the United States. Professional Medical Products was a manufacturer and distributor of various health care products.

Ms. Sitter joined Span-America in 2000 as Human Resources Manager. She was promoted to Director of Human Resources in 2004. In December 2008, Ms. Sitter was named Vice President of Human Resources. Prior to joining the Company, Ms. Sitter was employed as Director of Human Resources for CDS Ensembles, a privately held manufacturer of bedding products, where she worked from 1993 to 2000.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decisions

The compensation of our executive officers is proposed by our Board’s Compensation Committee to the full Board and approved by resolution of the full Board. Thomas F. Grady, Jr., Thomas D. Henrion and Robert B. Johnston constituted the Compensation Committee in fiscal year 2015. In fiscal year 2016, Dan R. Lee will join the committee, replacing Mr. Johnston, who resigned from the Board in September 2015. Messrs. Grady and Henrion are expected to continue on the committee during fiscal year 2016. Each member of the Compensation Committee is a non-employee director determined by the Board to be independent within the meaning of NASDAQ Listing Rules. As requested by the Compensation Committee, our chief executive officer, Mr. Ferguson, presents individual performance review summaries, proposed annual salary adjustments and option grant recommendations for the other executive officers to the members of the Compensation Committee. The Compensation Committee reviews the information and either approves the recommendations or makes changes at the Compensation Committee’s discretion. The Compensation Committee makes its own assessment of Mr. Ferguson based on the Company’s financial performance, his compensation relative to comparable CEOs, the components of his compensation and his total compensation level. The Compensation Committee chairman then presents the Compensation Committee’s recommendation to the full Board for discussion and approval.

Shareholder Votes on Executive Compensation

The Board has evaluated the results of the shareholder votes on executive compensation that were held at the 2011 annual meeting. The shareholders voted to hold a say-on-pay advisory vote on executive compensation every two years, and the Board resolved to accept the shareholders’ recommendation. As a result, the advisory vote on executive compensation was held at the 2013 and 2015 annual shareholders’ meetings. The next shareholder advisory vote on executive compensation will occur at the Company’s 2017 annual shareholders’ meeting.

At the 2015 annual meeting, the shareholders voted to approve the compensation of the executive officers by the following vote: 1,725,825 shares “For,” 20,460 shares “Against” and 16,969 shares “Abstained.” The Board is encouraged that the executive compensation was approved by a wide margin of the votes cast on this proposal and believes that the supportive vote was an indication that the Company’s executive compensation policies are reasonably well aligned with shareholder value.

Compensation Policies and Objectives

In general, the Compensation Committee and the Board have structured officer compensation so as to:

●	provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals;

●	reward above-average corporate performance;

●	recognize individual initiative, responsibility and achievements; and

●	assist the Company in attracting and retaining qualified executives.

In addition, the Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial because they align management’s and shareholders’ interest in the enhancement of shareholder value.

The executive officers’ overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided that the Company’s performance warrants the compensation being paid. In determining the appropriate mix of compensation, the Compensation Committee has utilized a combination of salary, cash bonuses, equity compensation and benefits. The Compensation Committee has also attempted to maintain an appropriate relationship between the compensation of the executive officers and their relative levels of responsibility within the Company.

The Compensation Committee does not maintain formal, written executive compensation policies. The Compensation Committee initially engaged a consulting firm in 2002 as described below under “Benchmarking” and has generally continued to follow guidance received in 2002 from that consultant. In 2012, the Compensation Committee engaged the same consulting firm to update the 2002 analysis. This updated analysis is further described below. Except to the extent described under “Benchmarking” and “Base Salary” below, the Compensation Committee has not relied on formulas or specific analysis in determining levels and mixes of compensation but rather has relied on its members’ subjective, but reasonable, good faith judgment based on their years of experience both with the Company and with other companies they have been involved with in their professional careers. To some degree, the structure of the Company’s executive compensation reflects a long-standing historical tradition that the Compensation Committee and the Board believe, based on their professional experience, has served the Company well. Consequently, the Compensation Committee and the Board have not sought to revisit sound prior decisions. The discussions below under the headings “Incentive Compensation – Fiscal Year 2015 Bonuses” and “Incentive Compensation – Extraordinary Bonuses” demonstrate how this subjective process resulted in specific compensation decisions.

Benchmarking

In 2002, the Compensation Committee retained the human resources and compensation advisory firm Mercer, LLC (“Mercer”) to assist the Compensation Committee in structuring the Company’s executive compensation policies and plans, focusing on total cash compensation (base salary plus annual incentives) and long-term incentives, including stock options and restricted stock awards. Mercer reviewed and confirmed the reasonableness of the Company’s salary administration system. Under this system, management assigns a particular job grade level to each Company employee, including the Named Executive Officers, using a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content and level of responsibility. Management then assigns a salary range to each job grade level. Management used input from Mercer in assigning salary ranges in 2002, and at Mercer’s suggestion, has periodically updated the salary ranges for changes in cost of living since 2002. The structure of the salary administration system is reviewed periodically and approved by the Compensation Committee. Any material change in the Company’s salary administration system in between reviews must also be approved by the Compensation Committee.

Mercer evaluated the base salary and incentive compensation of the Company’s executive officers and selected jobs from each job grade level by comparing Company information to published compensation survey data from companies in the non-durable goods manufacturing segment with annual revenues similar to those of the Company (approximately $35 million at the time of the study). The survey data included information on job duties, base salary and total cash compensation at the 25th, 50th and 75th percentiles, adjusted where appropriate for the geographic differential in Greenville, South Carolina. Mercer also compared the Company’s one and three-year financial performance to a different peer group of 12 publicly traded manufacturing companies identified by management and Mercer as being comparable to the Company. This analysis served as a basis to evaluate the correlation between Company performance and compensation. Mercer and the Compensation Committee generally considered compensation to be within the market competitive range if total cash compensation was within 80% to 120% of the market 50th percentile.

Neither peer group used by Mercer for its 2002 or 2012 analysis is the same as the peer group used in the Company’s Performance Graph included in Item 5 of the Company’s Annual Report on Form 10-K. For the Performance Graph, the Company has historically used a peer group consisting of publicly traded companies with the SIC code of 3842, which includes manufacturers of medical products and supplies. We chose not to design a custom peer group for Mercer’s 2002 analysis because there would be few, if any, directly comparable companies as we have separate competitors in the medical, consumer and industrial businesses, and we are not aware of another single competitor with a similar mix of our products or businesses. Several of our closest competitors in the medical and consumer businesses are privately held with no or limited data available. Other competitors are so much larger than the Company that we believe they are not comparable to us, particularly with regard to compensation. Mercer selected peer groups from its own “off-the-shelf” data at the request of the Company rather than collecting new “custom-made” data for the SIC code 3842 group to reduce the expense of Mercer’s engagement. Mercer advised us that they selected their peer group companies by revenue size within the industry because executive market values are strongly correlated with company revenues.

Except to the extent to which incentive compensation used to be tied to the achievement of individual performance goals as described below, job grade level is the primary factor in determining the difference between the amounts of any particular component of compensation awarded to different executive officers.

In August 2012, the Compensation Committee retained Mercer in a limited role to evaluate the competitiveness of executive compensation for the company’s eight most senior managers, which includes the Named Executive Officers. As a result of Mercer’s 2012 analysis, the Compensation Committee recommended that the salary ranges for job levels 13 and above (which currently include only the eight most senior managers) in the Company’s salary administration system be increased to more competitive levels in comparison to the Company’s peer group. The Board approved these changes in September 2012. The salary changes became effective during the first quarter of fiscal 2013 on December 1, 2012.

For the 2012 analysis, Mercer collected data from peer group companies and market surveys and blended the peer group and survey data together equally to develop market composite data. Companies comprising the peer group (listed below) were in the “Healthcare Supplies” and “Alternative Manufacturing” sub-industries, and were generally within 0.5 to 2.0 times Span-America’s fiscal year 2012 revenue of approximately $76 million. Mercer’s market survey data targeted companies in the “Manufacturing” industry with annual revenues generally less than $200 million.

Companies included in the peer group for Mercer’s 2012 analysis were as follows:

Company Name	Ticker	Company Name	Ticker
CCA Industries	CAW	RiceBran Technologies (1)	RIBT
Derma Sciences, Inc.	DSCI	Rochester Medical Corp.	ROCM
Eastern Company	EML	Superior Uniform Group, Inc.	SGC
Lakeland Industries, Inc.	LAKE	Synergetics USA, Inc.	SURG
Met-Pro Corporation	MPR	Taylor Devices, Inc.	TAYD
Natural Alternatives Intnl., Inc.	NAII	Utah Medical Products, Inc.	UTMD
OmegaFlex, Inc.	OFLX	WSI Industries, Inc.	WSCI
PGT, Inc.	PGTI

(1)	RiceBran Technologies was formerly Nutracea (NTRZ) at the time of the 2012 study.

Base Salary

Generally, each year, our CEO, Mr. Ferguson, and the Company’s human resources personnel determine a base salary adjustment level for an employee who is an average performer based primarily on the annual change in the cost of living and also on Company performance based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets. Individual employees are given higher or lower raises (or no raise for low-performers) based on individual performance and where their pre-raise salary falls within the salary range for their job grade level under the salary administration system described above. Mr. Ferguson provides the Compensation Committee with his assessment of the performance of senior managers, including the executive officers other than himself, and his recommended salary changes, if any. The Compensation Committee then considers and approves or alters Mr. Ferguson’s recommendations and makes its own recommendation to the full Board for approval. The Compensation Committee uses a similar process, but without any recommendation from Mr. Ferguson, for determining the amount of base salary for Mr. Ferguson it will recommend to the Board. Each executive officer’s base salary has been revised annually since 2002 on the anniversary date of his or her last performance review, which historically has been on December 1st for all executive officers, based generally on this procedure.

Incentive Compensation

The Management Bonus Plan. The Compensation Committee believes that a significant portion of the executive officers’ compensation should be based on corporate performance. The principal means through which the Company ties compensation to performance is through the Company’s Management Bonus Plan (the “Bonus Plan”). Participants in the Bonus Plan include the Company’s executive officers and senior management, including all of the Named Executive Officers. The Bonus Plan requires that, prior to the beginning of each fiscal year, the Board approves the Company’s operating plan, which contains financial projections for the coming fiscal year. The operating plan includes an operating profit target that takes into consideration the prior fiscal year’s operating profit, current fiscal year business conditions, expectations for the coming fiscal year and the Company’s long-term growth goals. Bonus payments are determined by a formula in the Bonus Plan and are based entirely on the Company’s actual operating profit performance in relation to the planned operating profit contained in the current fiscal year operating plan. The Compensation Committee and the Board must approve the operating profit target at the beginning of the new fiscal year. Bonus payments are not based on current fiscal year operating profit results compared with prior-fiscal year levels. Consequently, it is possible to have large bonus payments in a fiscal year when the Company’s operating profit declined from prior-fiscal year levels as long as the actual operating profit exceeded the planned operating profit by a wide margin. Conversely, it is possible to have small bonus payments or no bonus payments at all in a fiscal year when the Company’s operating profit increased over prior-fiscal year levels if actual operating profit exceeded planned operating profit by a small margin or did not reach at least the minimum percentage of planned operating profit required by the Compensation Committee and Board as the entry point to receive a bonus payment.

Since fiscal 2005, bonuses for each of the executive officers have been based entirely on overall Company operating profit performance. Prior to fiscal 2005, bonuses for the executive officers were based approximately 60% on overall Company operating profit performance and approximately 40% on the achievement of individual targets pertinent to the participant’s business unit or area of operations that were determined by the chief executive officer and reviewed by the Compensation Committee. Individual targets have not been used for setting bonus targets since fiscal 2005 because the Compensation Committee and Board believed that the individual bonus targets created potentially divisive competition among the Company’s managers and business units. In addition, it was difficult to make the individual targets equitable among managers and business units. The Compensation Committee and Board believed that having all participating managers focused on the same target was a more effective incentive system than using a number of disparate targets.

The percentage of base salary each executive officer can earn is variable starting at 0% if Company operating profit performance is less than approximately 80% of target. If the Company reaches 100% of its target operating profit performance, the bonus has historically been approximately 25% of base salary. Bonuses can be higher if Company performance exceeds operating profit targets, and there is no cap on the amount of bonus that can be earned. Historically, the largest bonuses earned by the executive officers under the plan were approximately 63.4% of base salary and resulted from the Company achieving an operating profit in excess of 155% of that year’s target. In general, achieving 80% of the Company operating profit target requires a slight improvement in operating profit over the previous year’s performance; achieving 100% of the Company target generally requires a 15% to 20% increase in operating profit compared with the prior year; and achieving 150% of the Company target requires a 60% to 70% increase in operating profit compared with the previous year. However, the Compensation Committee may adjust the percent of target and percent of salary ranges up or down for unusual events affecting Company operations, such as the Company’s exit of the safety catheter business in fiscal 2007 or the loss of large customers in fiscal years 2009 and 2014.

Under the executive compensation disclosure rules promulgated by the SEC, awards and payments under the Bonus Plan are classified as “non-equity incentive plan” awards and compensation, respectively, rather than “bonuses” for purposes of disclosure in the management compensation tables below because there is substantial uncertainty over whether the Bonus Plan targets will be achieved when they are established, and the targets are communicated to management after they are established.

Fiscal Year 2015 Bonuses. The Bonus Plan for fiscal year 2015 was structured using a similar framework to that described above. Because of the loss of a large customer at the beginning of fiscal year 2014, the Board expected fiscal 2015 operating profit to be lower than the actual operating profit achieved during fiscal years 2012 and 2013. As a result of the reduction in planned earnings, the Compensation Committee believed that the threshold for executive officers to receive any bonus for fiscal year 2015 should be raised from 80% (the typical threshold in recent prior years) to 95% of target operating profit, and the amount of the bonus payable if the Company achieved the fiscal year 2015 target operating profit should be lowered from 25% of base salary (the typical amount in recent prior years) to 12% of base salary, with bonus amounts corresponding to other amounts of operating profit similarly scaled back. The Compensation Committee recommended these changes in the Bonus Plan for fiscal year 2015 to the full Board, and the Board approved the changes at the beginning of the fiscal year. At the end of fiscal year 2015, actual operating profit was 100.12% of planned operating profit. Consequently, each executive officer received a bonus payment for fiscal year 2015 of 12.09% of his or her salary.

Extraordinary Bonuses. The Compensation Committee and the Board reserve the right to award discretionary bonuses outside the scope of the Bonus Plan, either in addition to or in lieu of payments under the Bonus Plan, and to adjust the targets or calculations in the Bonus Plan. Circumstances in which the Compensation Committee or the Board would consider awarding such bonuses include but are not limited to situations in which the Company failed to meet targets under the Bonus Plan because of factors outside the control of the Company and management, but in which the Compensation Committee and the Board felt management nevertheless performed well in mitigating the adverse effects of such factors. If the Compensation Committee and the Board award bonuses outside the scope of the Bonus Plan, these bonuses usually qualify as true “bonuses” under the SEC executive compensation disclosure regulations and are disclosed as bonuses in the management compensation tables below.

The Board has not granted extraordinary bonuses since fiscal year 2007 when it adjusted the formulas in the Bonus Plan to exclude the write-off of the safety catheter business from the fiscal 2007 bonus calculations. The Board made this decision because the continuing business units, medical and custom products, had excellent performances and were not affected by the safety catheter segment. In addition, the Board believed that the poor performance of the safety catheter segment was primarily the result of market conditions rather than the result of specific management decisions.

Equity Compensation

The Board and its Compensation Committee believe that it is in the best interests of the Company and its shareholders to provide equity-based compensation to the Company’s management, key employees and non-employee directors to (i) attract and retain the highest quality people for these positions, (ii) incentivize them to maximize shareholder value and (iii) better align their compensation with the interests of the Company’s shareholders. While the Board and the Compensation Committee believe that it is generally in the best interests of the Company and its shareholders to increase management’s equity ownership, the Board and the Compensation Committee have not set minimum management stock ownership requirements or determined any target levels for management equity ownership.

The 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan (the “2007 Equity Plan”) was approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders. Under the 2007 Equity Plan, the Compensation Committee has the discretion to grant restricted and non-restricted stock awards, restricted stock units, stock options and stock appreciation rights up to an aggregate of 250,000 shares of the Company’s Common Stock, of which not more than 75,000 shares may be issued pursuant to stock awards and restricted stock unit awards. Restricted stock units represent the right to receive a specified number of shares of Common Stock upon satisfaction of the vesting conditions applicable to the award. Stock appreciation rights or “SARs” generally represent the right to receive shares of Common Stock, cash or other property equal in value to the spread between the fair market value of the Common Stock on the date the SAR is exercised and the per share exercise price of the SAR multiplied by the number of shares of Common Stock subject to the SAR. Prior to fiscal year 2008, the Board awarded options to the Company’s management under the Company’s 1997 Stock Option Plan, which expired on October 20, 2007. The table below under the heading “Outstanding Equity Awards at October 3, 2015” includes the last remaining outstanding options that awarded to the Named Executive Officers under the 1997 Stock Option Plan as well as options and restricted shares awarded under the 2007 Equity Plan.

No Equity Compensation Grants in Fiscal Year 2015. The Board, on the recommendation of the Compensation Committee, did not grant equity compensation to any Company employees in fiscal year 2015 because the Board and Compensation Committee believed that the Company’s overall performance in fiscal 2015 did not warrant additional compensation.

Generally, each year, the Company’s Chief Executive Officer, Jim Ferguson, proposes option grants to the Compensation Committee. The Compensation Committee declined to grant options in fiscal years 2013, 2014 and 2015 generally because the Compensation Committee felt that (i) the cash bonuses under the Bonus Plan adequately rewarded management for the Company’s operating performance in those fiscal years and (ii) awarding equity compensation in addition to such cash bonuses was unwarranted, considering the Company’s overall performance in the prior fiscal year for each of those three fiscal years. The Board last granted options in fiscal year 2011, when options were granted in lieu of salary increases.

Adjustment or Recovery of Awards

The Compensation Committee and the Board have not adopted a formal or informal policy regarding the adjustment or recovery of awards in the event that a restatement of the Company’s financial statements is required which would show financial results indicating that lesser bonuses, options or other incentive compensation should have been awarded with respect to the fiscal years subject to the restatement. We have not been required to restate any of our financial statements or experienced any other circumstances that would have resulted in lower incentive awards being paid or given than those actually paid or given. If we were required to restate our financial statements or otherwise retroactively adjust indicators on which performance compensation was based, the Compensation Committee and the Board would assess the circumstances and take such action as they believe would be legally permissible and appropriate.

Benefits

The Company has adopted certain broad-based employee benefit plans in which the Named Executive Officers participate. Benefits under these plans are not included in the compensation tables set forth below except to the extent detailed in Note 3 to the Summary Compensation Table. The Company has adopted executive officer life insurance plans that are not broadly available to other employees, and the premiums paid by the Company under these plans for the Named Executive Officers are included in the Summary Compensation Table and described in Note 2 to the Summary Compensation Table.

Severance Protection

The Board and the Compensation Committee generally believe that employment agreements reduce the Company’s flexibility in employment relationships and that it is in the best interests of the Company and its shareholders for all employees, including the Company’s executive officers, to be employed on an at-will basis without employment agreements. However, as an exception to this general rule, the Company has entered into severance protection agreements with each of the executive officers except Mr. Darby. Each agreement generally provides the executive officer with a lump-sum cash payment equal to either 210% (for Mr. Ferguson and Mr. Coggins) or 110% (for the other executive officers except Mr. Darby) of his or her annual compensation in the event he or she is terminated without cause following a change in control of the Company. The agreements are described in more detail below under the heading “Potential Payments Upon Termination or Change in Control – Severance Protection Agreements.”

The Board believes that its executive officers are likely to be approached from time to time by potential acquirers of the Company and believes the severance protection provided to its executive officers – who are the most vulnerable to losing their employment in connection with a change of control of the Company – will align their interests with the interests of the Company’s shareholders in situations where a change-of-control is possible by (i) encouraging them to bring contacts from potential acquirers to the attention of the Board to assist the Board in maximizing shareholder value, (ii) keeping them committed to running the Company day-to-day and (iii) increasing their support for any strategic transaction that would be beneficial to shareholders. The Board believes that Mr. Ferguson, our President and CEO, and Mr. Coggins, our Vice President and CFO, are the most vulnerable to being replaced following a change in control; therefore, their severance payments were set at a larger percentage of their annual compensation.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally denies a corporate income tax deduction for annual compensation in excess of $1,000,000 paid to any of the Named Executive Officers. Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. Historically, the total annual compensation of each of the Company’s executive officers, including the President and CEO, has been substantially less than $1,000,000, so the effects of Section 162(m) have not been a significant consideration in determining our executive compensation.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code generally imposes an excise tax on deferred compensation paid to employees that is not structured to comply with the requirements of Section 409A, which are complex. Section 409A imposes excise tax liability on the employee rather than the employer. However, because the Compensation Committee and the Board believe it would provide a disincentive to employees that would be contrary to the interests of the Company and its shareholders if Company employees had to pay such excise taxes on any deferred compensation they receive from the Company, the Compensation Committee and the Board seek to structure all deferred compensation arrangements so as to avoid the excise tax.

Compensation Decisions for Fiscal Year 2016

As discussed above under the heading “Base Salary,” the Board has increased the Named Executive Officers’ base salaries effective December 1, 2015 to the following amounts:

Name	FY 2016 Base Salary
James D. Ferguson	$352,835
Richard C. Coggins	228,425
Robert E. Ackley	200,659
James R. O’Reagan	189,915
Clyde A. Shew	238,785

Raises for fiscal 2016 were determined using the process described above under the heading “Base Salary.” Specific raise amounts for each officer and manager were determined subjectively, taking into consideration the officer’s and manager’s individual performance for the previous fiscal year, the Company’s overall financial performance for the previous fiscal year, the current estimated level of inflation and where the officer’s and manager’s pre-raise salary falls within the salary range for his or her job level in accordance with the salary administration system as described above. See the Summary Compensation Table below for additional compensation information for the Named Executive Officers.

The Board, on the recommendation of the Compensation Committee, has also set the bonus targets and amounts for the Named Executive Officers under the Bonus Plan for fiscal year 2016 using the procedure described above under the heading “Incentive Compensation – The Management Bonus Plan.” Bonuses will be based solely on the Company’s achievement of operating profit targets.

Relationship of Compensation Policies and Practices to the Company’s Risk Management

The Board and Compensation Committee believe that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company’s operations or financial condition. We also believe that our compensation structures are not reasonably likely to encourage excessive risk taking by our executive officers or managers. As discussed above under the headings “Incentive Compensation” and “Equity Compensation,” the primary elements of the Company’s incentive compensation are the Bonus Plan and stock options granted under the Company’s equity incentive plans. The Bonus Plan is designed to be a short-term incentive plan. It rewards all participants based on the Company’s actual fiscal year operating profit performance in relation to planned fiscal year operating profit. Participants in the Bonus Plan are incentivized to maximize the Company’s operating profit in relation to the operating plan. The operating plan for each fiscal year and the Bonus Plan formulas must be approved by the Board at the beginning of each fiscal year. Before approving the plan for each new fiscal year, the Board considers whether the plan meets the Company’s short- and long-term growth and risk management goals. Since bonus payments are tied to overall Company performance, we believe that no bonus-eligible officer or manager has an incentive to sacrifice the Company’s and its shareholders’ best interests for his or her own self-interest. We also believe this Bonus Plan process aligns the interests of our officers, managers and shareholders by rewarding officers and managers if the Company achieves the earnings goals approved by the Board.

The primary means of providing long-term incentive compensation is through stock options granted under the Company’s equity incentive plans. Options are granted to officers and managers periodically by the Board as recommended by the Compensation Committee. Options are granted with exercise prices at 100% of the fair market value of the Company’s stock price on the date of grant. Options generally vest at the greater of 1,000 shares per year or 20% of the underlying grant per year. Since the options have value only if the Company’s stock price increases above the grant date fair market value, participants are therefore incentivized to maximize the increase in the Company’s stock price over time. We believe this process aligns the interests of the Company’s officers, managers and shareholders.

The Company’s sales representatives are compensated through a combination of base salary and commission payments that we believe is common in our industry. Commissions are paid based on sales of the company’s products, and commission rates vary generally depending on the profitability of the products sold. We do not believe that our commission compensation plan increases the Company’s overall risk because increased sales volume of our products does not increase the Company’s level of risk.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filing other than the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2015, unless the incorporation specifically lists the following Compensation Committee Report.

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. As a result, the Compensation Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Compensation Committee and the Board with regard to executive compensation and has recommended to the Board that it be included in this proxy statement for filing with the SEC.

The Compensation Committee

Thomas F. Grady, Jr.
Thomas D. Henrion
Dan R. Lee

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2015

The following table shows the cash compensation paid or accrued by the Company during fiscal years 2013, 2014 and 2015, as well as certain other compensation paid or accrued during those fiscal years, to the Company’s Chief Executive Officer and to each of the four other most highly compensated officers (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compen-sation ($) (1)	All Other Compen- sation ($) (2)	Total ($)

James D. Ferguson	2015	$339,250	$41,205	$9,075	$389,530
President & Chief Executive Officer	2014	329,633	-	8,983	338,616
	2013	320,233	28,198	9,326	357,757

Richard C. Coggins	2015	219,617	26,676	7,264	253,557
VP & Chief Financial Officer	2014	213,167	-	7,222	220,389
	2013	206,333	18,170	8,025	232,528

Robert E. Ackley	2015	194,792	23,662	5,827	224,281
VP - Custom Products	2014	189,338	-	5,850	195,188
	2013	184,818	16,268	6,751	207,837

James R. O’Reagan	2015	182,457	22,179	6,351	210,987
VP - R&D and Engineering	2014	176,291	-	6,570	182,861
	2013	170,212	14,963	7,133	192,308

Clyde A. Shew	2015	228,467	27,752	8,894	265,113
VP - Medical Sales & Marketing	2014	221,550	-	8,797	230,347
	2013	213,633	18,807	9,886	242,326

(1)

Payments made for fiscal years 2015, 2014 and 2013 under the Company’s Management Bonus Plan in accordance with the operating income targets set when awards were made at the beginning of those fiscal years are shown in the “Non-Equity Incentive Plan Compensation” column above.

(2)

All other compensation includes (i) contributions to the Company’s 401(k) plan by the Company on behalf of the Named Executive Officers to match pre-tax deferral contributions from the Named Executive Officers, all of which are vested, (ii) life insurance premiums for both the term and non-term portions of the premium paid by the Company on behalf of the Named Executive Officers, and (iii) in the case of Mr. Ferguson, Mr. Coggins and Mr. Shew, payments for tax return preparation services and related Medicare tax liabilities incurred in connection with those payments for tax return preparation services.

All Other Compensation

Name	Year	401(k)	Life Insurance	Tax Return Preparation and Related Medicare Taxes	Total

James D. Ferguson	2015	$6,392	$1,158	$1,525	$9,075
	2014	6,500	1,158	1,325	8,983
	2013	6,861	1,158	1,307	9,326

Richard C. Coggins	2015	5,490	824	950	7,264
	2014	5,638	824	760	7,222
	2013	6,466	824	735	8,025

Robert E. Ackley	2015	4,870	957	-	5,827
	2014	4,893	957	-	5,850
	2013	5,794	957	-	6,751

James R. O’Reagan	2015	4,562	1,789	-	6,351
	2014	4,781	1,789	-	6,570
	2013	5,344	1,789	-	7,133

Clyde A. Shew	2015	5,712	1,617	1,565	8,894
	2014	5,630	1,617	1,550	8,797
	2013	6,697	1,617	1,572	9,886

For more information on individual items of compensation disclosed in the Summary Compensation Table above, see the disclosure set forth under the headings “Base Salary,” “Incentive Compensation,” “Equity Compensation” and “Benefits” contained in the “Compensation Discussion and Analysis” above, which disclosure is incorporated herein by reference.

GRANTS OF PLAN-BASED AWARDS

The table below sets forth certain information about fiscal year 2015 awards made under the Company’s Management Bonus Plan.

		Estimated Future Payouts
		Under Non-Equity Incentive Plan Awards
Name	Grant Date (1)	Threshold ($)	Target ($)(2)	Maximum ($)

James D. Ferguson
Bonus Plan	11/12/14	$0	$40,908	(2)

Richard C. Coggins
Bonus Plan	11/12/14	0	26,484	(2)

Robert E. Ackley
Bonus Plan	11/12/14	0	23,491	(2)

James R. O’Reagan
Bonus Plan	11/12/14	0	22,019	(2)

Clyde A. Shew
Bonus Plan	11/12/14	0	27,552	(2)

(1)	The Grant Date shown in the table above is the date on which the Board approved the Bonus Plan for fiscal 2015.

(2)

Bonus targets for fiscal year 2015 were based on the Company’s achievement of operating profit performance in relation to its operating plan. The target amount shown in the table above for each Named Executive Officer equals 12% of the Named Executive Officer’s base salary on the date of his fiscal 2015 salary review, which was December 1, 2014. Under the Bonus Plan formula, there is no cap on the maximum bonus that can be earned in a fiscal year. Historically, the largest bonuses ever earned were 63.4% of each Named Executive Officer’s base salary. Bonus payments for fiscal year 2015 were 12.09% of each Named Executive Officer’s base salary because actual operating profit for fiscal year 2015 was 100.12% of the fiscal 2015 operating plan target. The fiscal year 2015 bonus payments are shown in the Summary Compensation Table above. For additional information on the Management Bonus Plan, see the discussion above in the Compensation Discussion and Analysis under the heading “Incentive Compensation – The Management Bonus Plan.”

For more information on the awards and grants disclosed in the Grants of Plan-Based Awards Table above, see the disclosure set forth under the heading “Incentive Compensation” contained in the “Compensation Discussion and Analysis” above, which disclosure is incorporated herein by reference.

OUTSTANDING EQUITY AWARDS AT OCTOBER 3, 2015

The table below lists all outstanding Company stock options granted under the Company’s 1997 Stock Option Plan and 2007 Equity Incentive Plan as of October 3, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options	Options	Option	Option
	Grant	(#)	(#)	Exercise	Expiration
Name	Date	Exercisable	Unexercisable	Price	Date

Ferguson	08/07/06	3,551	-	9.67	08/07/16
	02/11/09	3,000	-	9.34	02/11/19
	11/09/10	7,000	-	14.90	11/09/20
Sub-total		13,551	-

Coggins	08/07/06	2,583	-	9.67	08/07/16
	02/11/09	2,500	-	9.34	02/11/19
	11/09/10	5,000	-	14.90	11/09/20
Sub-total		10,083	-

Ackley	08/07/06	2,583	-	9.67	08/07/16
	02/11/09	2,000	-	9.34	02/11/19
	11/09/10	4,000	-	14.90	11/09/20
Sub-total		8,583	-

O’Reagan	08/07/06	2,583	-	9.67	08/07/16
	02/11/09	2,000	-	9.34	02/11/19
	11/09/10	4,000	-	14.90	11/09/20
Sub-total		8,583	-

Shew	08/07/06	2,583	-	9.67	08/07/16
	02/11/09	2,500	-	9.34	02/11/19
	11/09/10	5,000	-	14.90	11/09/20
Sub-total		10,083	-

Total		50,883	-

OPTION EXERCISES IN FISCAL YEAR 2015

The following table sets forth information with respect to the Company’s Named Executive Officers concerning the exercise of options during the 2015 fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
James D. Ferguson	4,519	$39,406
Richard C. Coggins	2,582	21,224
Robert E. Ackley	2,582	23,341
James R. O’Reagan	2,582	21,611
Clyde A. Shew	2,582	21,302

(1)

The “value realized” on option exercises is determined by subtracting the amount paid upon exercise of the options from the market value of the underlying Common Stock as of the exercise date. The market value of the underlying Common Stock is equal to the average of the high and low sales prices on the measurement date as reported by NASDAQ.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Protection Agreements

All Span-America employees, including the Named Executive Officers, are employed at will by the Company and do not have employment agreements. The Company has entered into severance protection agreements dated July 25, 2002 with each of its Named Executive Officers. The agreements provide for a lump sum severance payment of either 110% (for Messrs. Ackley, O’Reagan and Shew) or 210% (for Messrs. Ferguson and Coggins) of each executive’s annual compensation if the executive’s employment is terminated without cause (as defined in the agreements) within one year following a change in control. For purposes of determining the annual amount of an element of compensation that is not fixed, such as a bonus, the annual amount is deemed equal to the average of such component over the three-year period immediately prior to termination. An amount equal to 10% of the Named Executive Officer’s base salary at the rate in effect immediately prior to the change in control is deemed to be the value of lost benefits. The agreements also provide for vesting of the executives’ then outstanding options and restricted stock following such termination. The agreements have a rolling term of one year (except for Mr. Ferguson’s and Mr. Coggins’ agreements, which have two-year terms) that automatically extend each day for an additional day without any action by either party. Either party to an agreement may terminate the agreement by written notice to the other. Upon such notice, the agreement will cease to extend automatically and will be terminated one year from the notice date (two years for Mr. Ferguson’s and Mr. Coggins’ agreements).

The severance protection agreements include “double trigger” provisions, meaning that any payments and benefits are paid only if (i) there is a “change in control” and (ii) the covered executive officer is terminated without cause within one year following a “change in control.” We believe this “double trigger” approach is appropriate because it enhances retention following a change in control, and a change in control may require the continued services of an executive officer without a change in that officer’s position, role or compensation opportunities. Furthermore, the “double trigger” approach is intended to motivate the covered executive officer to remain with us, or any successor to us, in spite of any disruptions or dislocations resulting from ownership changes. We believe that such “double trigger” provisions, both presently and prospectively, enhance shareholder value by ensuring business continuity in the event of a change in control and allow us to employ and retain executives who are truly committed to our business.

Under the severance agreements, “change in control” is generally defined as (i) the acquisition by any person of securities representing 35% or more of the combined voting power of the Company’s outstanding voting securities; (ii) during any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board, or whose nomination as directors was approved by two-thirds of such persons or successors to such directors who were previously so approved, cease for any reason to constitute a majority of the Board; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 51% of the voting power of the surviving entity, (B) a merger or consolidation effected to implement a recapitalization of the Company that meets certain conditions or (C) a plan of complete liquidation of the Company or a sale of substantially all of the Company’s assets; or (iv) the occurrence of any other event that the Board determines affects control of the Company and with respect to which the Board adopts a resolution that such event constitutes a change in control for purposes of the severance agreements.

The severance agreements contain a “golden parachute savings clause” that generally provides that if the Company’s independent accountants determine that severance payments under the agreements would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then the payments will be reduced to the point that they do not constitute “excess parachute payments.” The agreements also provide that the Company must indemnify the Named Executive Officer against any penalties or excise taxes the Named Executive Officer might incur if the payments do cause a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code. The agreements provide that if a Named Executive Officer becomes entitled to receive severance payments in connection with any change in control, then any non-compete agreement between the Named Executive Officer and the Company terminates. The agreements also require the Company to pay reasonable accountant’s, attorney’s and actuary’s fees incurred by a Named Executive Officer in confirming his or her rights under his or her agreement, in enforcing those rights and in responding to a tax audit related to payment of benefits under his or her agreement.

The table below sets forth the severance payments to which the Named Executive Officers would have been entitled had change in control severance payments been determined as of October 3, 2015 and also the death benefit payable under the life insurance policy on the life of each of the Named Executive Officers purchased by the Company had such Named Executive Officer passed away on October 3, 2015.

Involuntary Termination Change-in-Control and
Death Benefits at October 3, 2015

							Life
	Accrued						Insurance
	Compen-	Annual Compensation		Lost	Option		Death
Name	sation (1)	Salary	Bonus	Benefits	Vesting (2)	Total	Benefit

Ferguson	$41,205	$681,800	$46,269	$34,090	$-	$803,364	$101,229
Coggins	26,676	441,400	29,897	22.070	-	520,043	109,643
Ackley	23,662	195,759	13,310	19,576	-	252,307	115,267
O’Reagan	22,179	183,490	12,381	18,349	-	236,399	83,630
Shew	27,752	229,600	15,520	22,960	-	295,832	98,396

(1)	The amounts shown represent non-equity incentive compensation earned during fiscal year 2015 under the Company’s Management Bonus Plan but not yet paid as of October 3, 2015.

(2)	There were no unvested options outstanding as of October 3, 2015.

EQUITY COMPENSATION PLANS

The following table summarizes information regarding our equity compensation plans as of October 3, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, w arrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)	(b)	(c)
Equity compensation plans approved by security holders (1)	73,307	$12.16	190,500

Equity compensation plans not approved by security holders	0	0	0
Total	73,307	$12.16	190,500

(1)	Includes options granted under the 1997 Stock Option Plan, which plan expired in 2007, and options granted under the 2007 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth below is furnished as of the Record Date, with respect to Common Stock owned beneficially or of record by (i) persons known to the Company to be the beneficial owners of more than 5% of the Common Stock as of the Record Date, (ii) each of the directors and nominees individually, (iii) each of the Named Executive Officers included in the summary compensation table, and (iv) all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person’s shares shown in the table. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

Name and Address of Beneficial Owner	Amount/Nature of Beneficial Ownership		Percent of class

Beneficial Owners of More Than 5% of the Company’s Common Stock

Fidelity Management and Research Company	306,963	(1)	11.3%
245 Summer Street
Boston, MA 02210

Morgan Dempsey Capital Management LLC	167,231	(2)	6.1%
309 N Water Street, Suite 510
Milwaukee, WI 53202

Wells Fargo Advisors	166,323	(3)	6.1%
309 N Water Street, Suite 510
Milwaukee, WI 53202

Santa Monica Partners, LP	150,432	(4)	5.5%
1865 Palmer Avenue
Larchmont, NY 10538

Directors and Nominees

Richard C. Coggins	43,388	(5)	1.6%
Robert H. Dick	29,000	(6)	1.1%
James D. Ferguson	106,061	(7)	3.9%
Thomas F. Grady, Jr.	47,595		1.7%
Guy R. Guarch	15,000		*
Thomas D. Henrion	127,855	(8)	4.7%
Dan R. Lee	11,500		*
Linda D. Norman	10,400		*
Terry Allison Rappuhn	0		*
Thomas J. Sullivan	4,173		*

Named Executive Officers

James D. Ferguson	106,061	(7)	3.9%
Robert E. Ackley	18,229	(9)	*
Richard C. Coggins	43,388	(5)	1.6%
James R. O’Reagan	28,020	(10)	1.0%
Clyde A. Shew	38,719	(11)	1.4%

Directors and Executive Officers as a Group

All Directors and Executive	504,938	(12)	18.1%
Officers of the Company as a Group (16 persons)

 ______________________

(1)	The amount shown as beneficially owned by Fidelity Management and Research Company is based on its schedule 13F-NT dated September 30, 2015 as reported on www.nasdaq.net/aspx/ownership.

(2)	The amount shown as beneficially owned by Morgan Dempsey Capital Management LLC is based on schedule 13F-HR dated September 30, 2015.

(3)	The amount shown as beneficially owned by Wells Fargo Advisors is based on its schedule 13F-NT dated September 30, 2015 as reported on www.nasdaq.net/aspx/ownership.

(4)	The amount shown as beneficially owned by Santa Monica Partners, LP is based on its Schedule 13D/A filed on July 17, 2002.

(5)	The amount shown as beneficially owned by Mr. Coggins includes 10,083 shares subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.

(6)	The amount shown as beneficially owned by Mr. Dick includes 1,000 shares held in an IRA account. The amount also includes shares owned in a brokerage account with margin capabilities.

(7)	The amount shown as beneficially owned by Mr. Ferguson includes 13,551 shares subject to options held by Mr. Ferguson which are exercisable within 60 days of the Record Date.

(8)

The amount shown as beneficially owned by Mr. Henrion includes 8,200 shares owned by his spouse. Mr. Henrion disclaims beneficial ownership with respect to the shares owned by his spouse. The amount also includes shares owned in two brokerage accounts with margin capabilities.

(9)	The amount shown as beneficially owned by Mr. Ackley includes 8,583 shares subject to options held by Mr. Ackley which are exercisable within 60 days of the Record Date.

(10)	The amount shown as beneficially owned by Mr. O’Reagan includes 8,583 shares subject to options held by Mr. O’Reagan which are exercisable within 60 days of the Record Date.

(11)	The amount shown as beneficially owned by Mr. Shew includes 10,083 shares subject to options held by Mr. Shew which are exercisable within 60 days of the Record Date.

(12)

The amount shown as beneficially owned by all directors and executive officers as a group includes 66,320 shares subject to options held by such persons which are exercisable within 60 days of the Record Date.

*     Less than one percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% beneficial owners of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 2015 fiscal year, the Company believes that all of its executive officers and directors and all beneficial owners of more than 10% of the Company’s Common Stock of which the Company is aware filed the required reports on a timely basis under Section 16(a), except for three Form 4’s for transactions on December 9, 2014, December 15, 2014 and March 27, 2015 filed late by Mr. Ackley and one Form 4 for a transaction dated September 28, 2015 filed late by Mr. Johnston.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As previously reported by the Company’s Current Report on Form 8-K dated September 28, 2015 and filed with the Securities and Exchange Commission (the “Commission”), on that date the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007 and as successor-in-interest to Jerry Zucker, deceased (the “Zucker Trustee”), and Robert B. Johnston, a director of the Company, pursuant to which the Company purchased 249,310 shares of the Company’s common stock from Ms. Zucker (in her capacity as trustee) and 12,000 shares of the Company’s common stock from Mr. Johnston at a price of $17.49 per share or an aggregate of $4,570,312. The $17.49 per share purchase price was the closing price of the Company’s common stock on the NASDAQ Global Market on Thursday, September 24, 2015, the day before the parties started negotiating the transaction. The Company used cash on hand to pay the entire purchase price of the common stock and obtained a waiver from its credit facility lender with respect to a covenant restricting stock purchases in excess of $1 million in any 12-month period. Ms. Zucker is the Chairwoman and Chief Executive Officer of The InterTech Group, Inc. (“InterTech”), and Mr. Johnston is the Executive Vice President and Chief Strategy Officer of InterTech. The transaction resulted in Ms. Zucker, Mr. Johnston, InterTech and their affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) ceasing to beneficially own any shares of the Company’s common stock. Immediately prior to the acquisition, the acquired shares represented approximately 9% of the Company’s outstanding shares.

Simultaneously with the Company’s entry into the Stock Purchase Agreement, the Company, the Zucker Trustee, Mr. Johnston and InterTech, entered into an Amended & Restated Standstill Agreement that amended and restated in its entirety the Standstill Agreement between those parties dated March 1, 2013 (the “Original Standstill Agreement”), a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the commission on March 5, 2013. The Amended & Restated Standstill Agreement reduced the maximum beneficial ownership of the Company’s common stock that Ms. Zucker, Mr. Johnston, InterTech and their affiliates and associates can acquire during the standstill period under the agreement from 20% to 5% of the Company’s total outstanding common stock and deleted provisions related to the continued service of Mr. Johnston or any other InterTech affiliate as a director of the Company. The standstill period under the agreement will expire on September 28, 2016.

The transactions were reviewed and approved by the Board without Mr. Johnston’s participation. Mr. Johnston resigned from his position as a director of the Company upon execution and delivery by the parties of the Stock Purchase Agreement. Copies of the Stock Purchase Agreement and the Amended and Restated Standstill Agreement were filed as exhibits to the Company’s Current Report on Form 8-K dated September 28, 2015 and filed with the Commission.

The Company is not aware of any other relationships or related party transactions required to be disclosed in this Proxy Statement pursuant to Item 404 of Regulation S-K.

The Company does not have policies or procedures as contemplated in Item 404(b) of Regulation S-K for the review, approval or ratification of related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K because the Company has not had any such transactions in reasonably recent history other than the transactions disclosed above and does not anticipate any such transactions being proposed in the foreseeable future. If any such transaction is proposed in the future, the Board would expect to adopt appropriate policies and procedures at that time as it did in having the above described transactions reviewed and approved by the Company’s Board without the interested director’s participation.

ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

Proposals by shareholders for consideration at the 2017 Annual Meeting of Shareholders must be received at the Company’s offices at 70 Commerce Center, Greenville, South Carolina 29615 no later than September 23, 2016 if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2017 Annual Meeting of Shareholders. Under the regulations of the SEC, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.

If shareholders wish to nominate their own candidates for director (as opposed to recommending candidates to be nominated by the Company as described above under the heading “Corporate Governance – Director Nominating Process”), shareholder nominations for directors at the 2017 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on the 30th day prior to the date of the 2017 Annual Meeting and no earlier than the close of business on the 60th day prior to the date of the 2017 Annual Meeting. Other shareholder proposals to be brought before the 2017 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on Tuesday, December 27, 2016 and no earlier than the close of business on Friday, November 25, 2016 if any such proposals are to be eligible to be brought up and considered at the 2017 Annual Meeting.

PROXY SOLICITATION

Cost of Solicitation

The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Employees and officers will be reimbursed for any actual, out-of-pocket expenses they incur in connection with the solicitation. Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company without additional compensation. The Company has also engaged Corporate Communications, Inc., in Nashville, Tennessee, to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries, for a fee of approximately $5,000 plus reimbursement of reasonable, out-of-pocket expenses.

Banks, Brokers and Other Custodians

Banks, brokers and other custodians are requested to forward proxy solicitation materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable, out-of-pocket expenses in sending the Proxy Materials to beneficial owners of Common Stock.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We may deliver only one set of these Proxy Materials to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of these Proxy Materials. Even if we deliver only one set of these Proxy Materials to shareholders who share a single address, each shareholder will still receive his, her or its own proxy card utilized to vote. For future deliveries, shareholders who share a single address can request a separate copy of our Proxy Materials. Similarly, if multiple copies of these Proxy Materials are being delivered to a single address, shareholders can request a single copy of these Proxy Materials for future deliveries. To make a request, please call (864) 288-8877 ext. 6922 or write to the Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615.

FINANCIAL INFORMATION

The Company’s 2015 Annual Report on Form 10-K containing financial statements reflecting the financial position and results of operations of the Company for the fiscal year ended October 3, 2015, but excluding exhibits, is being mailed to shareholders with these Proxy Materials. The Company will provide without charge to any shareholder of record as of January 11, 2016, and to each person to whom these Proxy Materials are delivered in connection with the Annual Meeting, who so requests in writing, a copy of such Annual Report on Form 10-K including all exhibits thereto. Any such request should be directed to Span-America Medical Systems, Inc., P.O. Box 5231, Greenville, South Carolina 29606-5231 Attention: Richard C. Coggins, or by email to rcoggins@spanamerica.com.

OTHER MATTERS

Management of the Company is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Richard C. Coggins

Richard C. Coggins
Secretary

January 21, 2016

Greenville, South Carolina

PROXY

SPAN-AMERICA MEDICAL SYSTEMS, INC.

Annual Meeting – February 25, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Span-America Medical Systems, Inc. (the “Company”), hereby revoking all previous proxies, hereby appoints THOMAS D. HENRION and THOMAS F. GRADY, JR., and each of them individually, the attorney of the undersigned with power of substitution, to vote all stock of the Company standing in the name of the undersigned upon all matters at the Company’s Annual Meeting of Shareholders to be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on Thursday, February 25, 2016, at 9:00 a.m. EST and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned’s vote as specified on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

SPAN-AMERICA MEDICAL SYSTEMS, INC.

February 25, 2016

9:00 a.m. EST

70 Commerce Center, Greenville, SC 29615

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 25, 2016:

The Notice of Meeting, proxy statement, proxy card and annual report are available at http://www.irinfo.com/span/html/annrep.htm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along the perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” APPROVAL OF THE SELECTION OF ELLIOTT DAVIS DECOSIMO, LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016 IN PROPOSAL 2. THE NOMINEES FOR DIRECTOR LISTED BELOW WERE NOMINATED BY THE COMPANY’S BOARD OF DIRECTORS, AND PROPOSAL 2 IS BEING MADE BY THE COMPANY. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:

☒

1.	Election of Directors as set forth in the accompanying Proxy Statement (except as marked to the contrary below).

NOMINEES
☐ FOR ALL NOMINEES	☐ Richard C. Coggins
☐ Robert H. Dick
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ James D. Ferguson
☐ Terry A. Rappuhn

☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold as shown here: ■

2.	The proposal to approve the selection of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2016.

For ____	Against ____	Abstain _____

3.	At their discretion, proxies are authorized to vote upon such other matters as may properly come before the meeting.

No approval of any matter is conditioned on the approval of any other matter.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPAN-AMERICA MEDICAL SYSTEMS, INC., IS REVOCABLE AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” APPROVAL OF THE SELECTION OF ELLIOTT DAVIS DECOSIMO, LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016 IN PROPOSAL 2.

Your properly signed and dated proxy card must be received at the address on the envelope provided with this proxy no later than 11:59 p.m. EST on February 24, 2016 in order for your shares to be voted by this proxy at the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder: _____________________________ Date: ________________

Signature of Shareholder: _____________________________ Date: ________________

NOTE: Please sign your name exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPAN-AMERICA MEDICAL SYSTEMS, INC.

Post Office Box 5231

Greenville, South Carolina 29606-5231